Exhibit 21

SUBSIDIARIES OF FREMONT GENERAL CORPORATION

      Each of the subsidiary companies does business under its incorporated name.

      1. Domestic Subsidiaries

Name	State of Incorporation

Fremont General Credit Corporation	California
Fremont Investment & Loan	California